Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Apollo Medical Holdings, Inc.

Glendale, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-153138 and 333-217719) of Apollo Medical Holdings, Inc. of our report dated June 29, 2017, relating to the consolidated financial statements of Apollo Medical Holdings, Inc. (“Company”), which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO USA, LLP

Los Angeles, California

June 29, 2017